Exhibit 10.18

PYXIS ONCOLOGY, INC.

75 KNEELAND STREET, 14TH FLOOR

BOSTON, MA 0211l

August 16, 2019

Ronald Herbst, PhD

11116 Smoky Quartz Lane

Potomac, MD 20854

Dear Dr. Herbst:

Pyxis Oncology, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Scientific Officer, and you will initially report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $330,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus will be equal to 35% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-Sponsored benefits, including health, dental, vision insurance, and a 401(k) plan. In addition, you will be entitled to ten (10) paid holidays and three (3) weeks of paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

Ronald Herbst, PhD

August 16, 2019

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 575,000 shares of the Company’s Common Stock, representing 1.52% of the Company’s fully diluted shares outstanding (the “Option”), with 500,000 vesting pursuant to Schedule 1 and 75,000 vesting pursuant to Schedule 2. The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s Employee Stock Plan (the “Plan’’), as described in the Plan and the applicable Stock Option Agreement. (A) Schedule 1 vesting, 500,000 shares: You will vest in 25% after 12 months of continuous service, measured from the effective date of that certain consulting agreement between you and the Company, dated August 21, 2019 (the “vesting Commencement Date”). The balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. (B) Schedule 2 vesting, 75,000 shares: Vesting is triggered when you have accumulated a total of six (6) months with substantially all of your work efforts being on-site with the Pyxis team in greater Boston, or on Pyxis-related travel, in the reasonable judgment of the Pyxis Board of Directors. Once triggered, vesting will be retroactive to the Vesting Commencement Date, and will minor the Schedule 1 vesting. In the event that you are subject to an Involuntary Termination within twelve (12) months after a Change in Control, then 100% of all shares shall immediately vest, as described in the applicable Stock Option Agreement.

5. Severance Benefits.

(a) General. If you are subject to a Termination Without Cause, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

(b) Salary Continuation. If you are subject to a Termination Without Cause, then the Company will continue to pay your base salary (A) for a period rooftree (3) months after your Separation, if such separation occurs within the first year of employment; or (B) for a period of six (6) months after your Separation, if such separation occurs after the first year of employment. If you are subject to an Involuntary Termination within twelve (12) months after a Change in Control, then the Company will continue to pay your base salary for a period of twelve (12) months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

Ronald Herbst PhD

August 16, 2019

6. Proprietary information and inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

10. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

Ronald Herbst, PhD

August 16, 2019

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity, (ii) the sale of all or substantially all of the Company’s assets, or (iii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

“Involuntary Termination” means either (a) your Termination Without cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 3 months after one of the following conditions has come into existence without your consent:

(a) A reduction in your base salary by more than 10% (other than a reduction in salary generally applicable to all employees with a similar compensation level or position); or

(b) A change in your position with the Company that materially reduces your level of authority or responsibility;

A Resignation for Good Reason will not be deemed to have occurred unless (i) you give the Company written notice of the condition within 30 days after the condition comes into existence, (ii) the Company fails to remedy the condition within 30 days after receiving your written notice and (iii) your termination of employment occurs within six (6) months following the Company’s receipt of such notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

Ronald Herbst, PhD

August 16, 2019

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation l.409A-1(n)(l).

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on August 21, 2019. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before Tuesday, October 15, 2019.

If you have any questions, please call me at (617) 271-3843.

Very truly yours,

PYXIS ONCOLOGY, INC.

/s/ David Steinberg
David Steinberg
Chief Executive Officer

I have read and accept this employment offer:

/s/ Ronald Herbst
Signature of Employee
Dated: 8-21-2019.

Attachment

Exhibit A: Proprietary Information and Inventions Agreement